UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: July 2, 2008

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	0-3821	59-0933147
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2008, the Board of Directors (the “Board”) of Gencor Industries, Inc. (the “Company”), pursuant to Article III, Section 3 of the Company’s By-Laws, unanimously authorized the appointment of Cort J. Dondero as a director to fill a vacancy in the Board of Directors. Mr. Dondero qualifies as an independent board member as defined by NASDAQ and has also been appointed to the audit committee of the Board. On July 3, 2008, the Company notified NASDAQ of the appointment of Mr. Dondero. On July 8, 2008, the Company received a letter from NASDAQ confirming that the Company had regained compliance with Marketplace Rule 4350, requiring the audit committee to consist of three independent directors.

Cort J. Dondero (age 57) is the founder of Dondero & Associates, a strategic management consulting firm that has serviced Fortune 500 clients throughout North America. Mr. Dondero has 35 years of business experience as a consultant or senior executive officer for both public and privately held corporations. In addition to founding and selling a number of businesses, he has served as a Board Member for a publicly held corporation with sales exceeding $1 billion. Most recently he was the President of Georgia Aggregates for Florida Rock Industries where during his tenure the operating profits for his division increased from $6 million in 2005 to $25 million in 2007. After the sale of Florida Rock Industries to Vulcan Materials Company, Mr. Dondero was appointed a Vice President for Vulcan Materials Company. Prior to joining Florida Rock, and subsequently, he founded a number of enterprises, as well as served as lead consultant and strategist to several Fortune 100 Companies. The Company believes that Mr. Dondero’s experience in the aggregates industry will prove valuable to the Board.

Mr. Dondero will not receive any remuneration for serving on the Board other than the standard fees paid by the Company to all of its non-employee directors. At this time, the Company pays its non-employee directors $1,500 per month, plus $1,000 per board meeting attended and $500 per committee meeting attended.

Mr. Dondero has not had any involvement, transactions or relationships with the Company or its management up to this date or any currently proposed transaction in which Mr. Dondero had or will have a direct or indirect material interest. Mr. Dondero is considered to be an independent director as defined by NASDAQ rules. There are no arrangements or understandings between Mr. Dondero and any other person, pursuant to which Mr. Dondero was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

Date: July 10, 2008	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and Chief Executive Officer

Date: July 10, 2008	By:	/s/ Scott W. Runkel
Scott W. Runkel, Chief Financial Officer